Exhibit 10.3

SIXTH AMENDMENT TO LEASE AGREEMENT

THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made effective as of July     , 2008, by and between BIXBYBIT—BIXBY OFFICE PARK, LLC, a Delaware limited liability company (“Landlord”), and CLEAN ENERGY, a California corporation and CLEAN ENERGY FUELS CORP., a Delaware corporation (jointly, severally, individually and collectively, “Tenant”).

R E C I T A L S :

A.                                  Landlord (successor in interest to EOP-Bixby Ranch, L.L.C., a Delaware limited liability company, which was the successor in interest to Bixby Office Park Associates, LLC, a California limited liability company) and Tenant (formerly known as ENRG Fuel USA, Inc., a California corporation and ENRG, Inc., a Delaware corporation, as successor in interest to Pickens Fuels Corporation, a California corporation) are parties to that certain Lease Agreement dated August 12, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease dated March 11, 2002 (the “First Amendment”), as further amended by that certain Second Amendment dated November 24, 2003 (the “Second Amendment”), as further amended by that certain Third Amendment dated January 13, 2006 (the “Third Amendment”), as further amended by that certain Fourth Amendment dated March 15, 2006 (the “Fourth Amendment”) and a letter agreement dated December 17, 2003, and as further amended by that certain Fifth Amendment dated October 17, 2006 (the “Fifth Amendment”; the Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment are hereafter collectively referred to as the “Lease”).  Pursuant to the Lease, Tenant currently leases from Landlord certain premises containing approximately 16,881 rentable square feet known as (i) Suite No. A440 (“Suite 440”) containing approximately 6,136 rentable square feet located on the fourth (4th) floor of the building (the “3010 Building”) commonly known as 3010 Old Ranch Parkway in Seal Beach, California and (ii) Suite Nos. B200, B270 and B280 (the “Second Floor Suites”) located on the second (2nd) floor of the building (the “3020 Building”) commonly known as 3020 Old Ranch Parkway in Seal Beach, California (collectively, the “Original Premises”), all as more particularly described in the Lease.

B.                                    Tenant currently subleases from Olson Urban Housing, LLC, a Delaware limited liability company (“Olson”) that certain premises containing approximately 5,060 rentable square feet known as Suite No. 250 located on the second (2nd) floor of the 3020 Building (the “Subleased Space”).

C.                                    Tenant currently subleases (the “Baker Sublease”) a portion of the Subleased Space to Baker Tanks, Inc., a Delaware corporation (“Baker”) (such portion of the Subleased Space that is subleased to Baker pursuant to the Baker Sublease is hereafter referred to as the “Baker Subleased Space”).

D.                                   Tenant and Landlord agree to (i) relocate Tenant from the Second Floor Suites to approximately 19,881 rentable square feet of space comprising the entire fourth (4th) floor of the 3020 Building as shown on Exhibit “A” attached hereto (the “Substitution Space”), (ii) make the Subleased Space subject to the terms of the Lease and (iii) extend the Term of the Lease with respect to Suite 440, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Substitution.

A.                                   Effective as of the Substitution Effective Date (hereinafter defined), the Substitution Space is substituted for the Second Floor Suites, and, from and after the Substitution Effective Date, the “Premises”, as defined in the Lease, shall be deemed to mean the Substitution Space containing approximately 19,881 rentable square feet, the Subleased Space containing approximately 5,060 rentable square feet and Suite 440 containing approximately 6,136 rentable square feet (as more particularly described below) (i.e., the entire Premises shall contain approximately 31,077 rentable square feet).

2.                                      Substitution Effective Date; Early Occupancy.

A.                                   The Term (the “New Term”) for the Substitution Space shall commence on the earlier of (i) Substantial Completion (as hereinafter defined) of the Substitution Space or (ii) November 1, 2008 (the “Substitution Effective Date”) and end on January 31, 2015 (such date, for purposes of this Amendment and the Lease, is referred to as the “Termination Date”).  For purposes hereof, the term “Substantial Completion” shall mean the date Landlord reasonably considers Tenant’s Work (hereafter defined) completed other than decoration and minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s use of the Premises.  The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space.  Until the Substitution Effective Date, the Lease (as amended hereby) shall remain in full force and effect with respect to the Original Premises and the Subleased Space (including, without limitation, Tenant’s obligation to pay monthly Base Rent and Additional Rent on such space) and Tenant shall continue to adhere to all the terms and conditions thereof, and then effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Second Floor Suites, and, unless otherwise specified, “Premises” shall mean the Substitution Space, the Subleased Space and Suite 440.

Tenant shall vacate the Second Floor Suites as of the day immediately preceding the Substitution Effective Date (such date that Tenant is required to vacate the Second Floor Suites being referred to herein as the “Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease.  Following the Vacation Date, however, Tenant’s obligation for payment of monthly Base Rent or Additional Rent on the Second Floor Suites shall be determined in accordance with Section 9 hereof.

B.                                    The Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any other reason (other than delays caused by Tenant), including, but not limited to, holding over by prior occupants.  Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.

C.                                    Landlord shall use commercially reasonable efforts to give Tenant’s designated contractor access to the Substitution Space by August 1, 2008 (the “Early Access Period”) for purposes of installing Tenant’s fixtures and equipment, including Tenant’s telephone and data cabling, and other improvements in the Substitution Space in accordance with Section 6 of the Original Lease (“Tenant’s Work”).  Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense.  Tenant’s use of the Substitution Space during the Early Access Period shall be subject to all of the terms and conditions of the Lease, including, without limitation, the provisions of Sections 6, 10 and 11 of the Original Lease, except that Tenant will not be obligated to pay monthly Base Rent or any Additional Rent during the Early Access Period.  Tenant agrees to provide Landlord with prior notice of any such intended early access.

3.                                      Extension of Suite 440 Term.  The Term of the Lease with respect to Suite 440 is hereby extended until the Termination Date, unless sooner terminated in accordance with the terms of the Lease as amended hereby (the “Amended Lease”).

4.                                      Lease of the Subleased Space.  Landlord and Tenant acknowledge and agree that as of the date of this Amendment, Tenant subleases the Subleased Space from Olson, a portion of which is subleased by Tenant to Baker pursuant to the Baker Sublease.  Landlord and Tenant further acknowledge and agree that Tenant shall enter into an agreement with Olson whereby the sublease between Tenant and Olson for the Subleased Space shall terminate effective as of July 31, 2008.  In connection therewith, effective as of August 1, 2008 and continuing until the expiration of the Baker Sublease (the “Subleased Space Term”), the Subleased Space shall become subject to the terms of the Amended Lease, Tenant shall lease such space directly from Landlord in its current as-is condition, the Base Rent and Tenant’s Share of Operating Costs and Taxes for the Subleased Space shall be payable in accordance with this Section 4, and Tenant shall comply with all the obligations of the Amended Lease with respect to Subleased Space until the expiration of the Subleased Space Term; provided, however, if Tenant and Baker enter into an agreement whereby the Baker Sublease shall terminate early, the Subleased Space Term shall expire on the later to occur of (a) September 30, 2008 or (b) thirty (30) days following the date upon which the Baker

Sublease terminates pursuant to said termination agreement entered into by Tenant and Baker.  In the event that Tenant and Baker enter into said termination agreement of the Baker Sublease, Tenant shall provide Landlord with written notice thereof within five (5) days of Tenant and Baker signing said termination agreement.  During the Subleased Space Term, (i) Tenant shall pay Landlord Base Rent for the Subleased Space in accordance with the terms of the Amended Lease in the amount of $12,903.00 per month and (ii) Tenant’s Share of Operating Costs and Taxes for the Subleased Space shall be 1.767% and Tenant shall pay for Tenant’s Share of Operating Costs and Taxes for the Subleased Space in accordance with the terms of the Original Lease; provided, however, during such period, the Base Year for the computation of Tenant’s Share of Operating Costs and Taxes applicable to the Subleased Space shall be calendar year 2007.  Effective as of the expiration of the Subleased Space Term, the Amended Lease shall be terminated with respect to the Subleased Space and Tenant shall vacate the Subleased Space and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease.  Following the expiration of the Subleased Space Term, however, Tenant’s obligation for payment of monthly Base Rent or Additional Rent on the Subleased Space shall be determined in accordance with Section 9 hereof.

5.                                       Monthly Base Rent.

A.            Substitution Space.  Commencing on the Substitution Effective Date and continuing through the Termination Date,

the schedule of monthly Base Rent for the Substitution Space shall be as follows:

Months of New Term	Monthly Base Rent
1 – 12	$50,697.00	*
13 – 24	$52,724.00
25 – 36	$55,097.00
37 – 48	$57,852.00
49 – 60	$60,744.00
61 – 72	$62,567.00
73 – 75	$64,444.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Amended Lease.

Tenant shall continue to pay monthly Base Rent and Additional Rent on the Second Floor Suites in accordance with the Lease until the Substitution Effective Date.

*Notwithstanding anything contained in the foregoing to the contrary, $23,297.25 shall be payable upon the execution of this Amendment by Tenant and $27,399.75 shall be payable on the Substitution Effective Date, which shall collectively constitute the Monthly Base Rent for the Substitution Space for the first (1st) month of the New Term.

B.                                    Suite 440.  As of the Substitution Effective Date, the schedule of monthly Base Rent payable with respect to Suite 440 during the New Term shall be as follows:

Months of New Term	Monthly Base Rent
1 – 12	$15,647.00
13 – 24	$16,273.00
25 – 36	$17,005.00
37 – 48	$17,855.00
49 – 60	$18,748.00
61 – 72	$19,310.00
73 – 75	$19,890.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Amended Lease.  Tenant shall continue to pay monthly Base Rent and Additional Rent on Suite 440 in accordance with the Lease until the Substitution Effective Date.

6.                                      Additional Security Deposit.  Landlord acknowledges that Tenant currently has $44,086.04 of security deposit on account with Landlord (the “Existing Security Deposit”).  Tenant acknowledges that, concurrently with Tenant’s execution of this Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of $48,690.36, which when added to the Existing Security Deposit shall equal $92,767.40 (the “New Security Deposit”).  The New Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant’s covenants and obligations under and in accordance with the terms of the Amended Lease.  So long as Tenant does not default in of any of its obligations under the Lease (as amended hereby) prior to October 31, 2010, Landlord shall reduce the amount of the New Security Deposit to $44,086.04 and shall, in Landlord’s sole discretion, either (i) refund $48,690.36 of the New Security Deposit to Tenant no later than December 1, 2010 or (ii) credit $48,690.36 of the New Security Deposit against the monthly Base Rent due for November, 2010.  If a default by Tenant shall occur or if Landlord uses or applies any portion of the New Security Deposit at any time during the New Term for the payment of any amount, loss or damage which Landlord may spend, incur or suffer by reason of Tenant’s default, Tenant shall on demand restore the New Security Deposit to its original amount of $92,767.40.

7.                                      Tenant’s Share; Expenses.  For the period commencing with the Substitution Effective Date and ending on the Termination Date, (i) Tenant’s Share for the Substitution Space and Suite 440 is 9.088%, and (ii) Tenant shall pay for Tenant’s Share of Operating Costs and Taxes applicable to the Substitution Space and Suite 440 in accordance with the terms of the Amended Lease; provided, however, during such period, the Base Year for the computation of Tenant’s Share of Operating Costs and Taxes applicable to the Substitution Space and Suite 440 shall be calendar year 2008.

8.                                       Condition of the Substitution Space, the Subleased Space Suite 440.

A.                                   Condition of Substitution Space.  Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B.                                     Condition of the Subleased Space.  Tenant acknowledges that it is currently in possession of the Subleased Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

C.                                     Condition of Suite 440.  Tenant acknowledges that it is currently in possession of Suite 440 and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

9.                                       Holding Over.  If Tenant continues to occupy the Second Floor Suites and/or the Subleased Space after the Vacation Date (as defined in Section 2 above) or the expiration of the Subleased Space Term, as applicable, occupancy of the Second Floor Suites and/or the Subleased Space, as applicable, subsequent to the Vacation Date or the expiration of the Subleased Space Term, as applicable, shall be that of a tenancy at sufferance and in no event for month-to-month or year-to-year, but Tenant shall, throughout the entire holdover period, be subject to all the terms and provisions of the Lease and shall pay for its use and occupancy the amount (on a per month basis without reduction for any partial months during any such holdover) as set forth in Section 19.2 of the Original Lease.  No holding over by Tenant in the Second Floor Suites and/or the Subleased Space, as applicable, or payments of money by Tenant to Landlord after the Vacation Date or the expiration of the Subleased Space Term, as applicable, shall be construed to prevent Landlord from recovery of immediate possession of the Second Floor Suites and/or the Subleased Space, as applicable, by summary proceedings or otherwise.  In addition to the obligation to pay the amounts set forth above during any such holdover period, Tenant also shall be liable to Landlord for all damage, including any consequential damage, which Landlord may suffer by reason of any holding over by Tenant in the Second Floor Suites and/or the Subleased Space, as applicable, and Tenant shall indemnify Landlord against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Second Floor Suites and/or the Subleased Space, as applicable, to such other tenant or prospective tenant.

10.                                 Parking.  Effective as of the Substitution Effective Date, Landlord shall provide (i) seventy-eight (78) non-reserved parking spaces applicable to the Substitution Space, the Subleased Space and Suite 440 within the Parking Facility at no cost throughout the New Term and (ii) twenty-four (24) reserved parking spaces applicable to the Substitution Space, the Subleased Space and Suite 440 within the Parking Facility at a monthly cost of $100.00 for the parking of passenger-size motor vehicles used by Tenant and its employees only, and such parking rights are not transferable without Landlord’s approval.  Tenant agrees to pay for such reserved parking spaces as Additional Rent under the Amended Lease.  Tenant shall not use more parking spaces than its allotment and shall not use any parking spaces specifically assigned by Landlord to other tenants of the Building.

On each anniversary of the Substitution Effective Date, said reserved parking fees charged to Tenant for said twenty-four (24) reserved parking spaces applicable to the Substitution Space, the Subleased Space and Suite 440 shall increase by three percent (3%) of the previous year’s parking fees.  Effective as of the Substitution Effective Date, the first two (2) sentences of Section 36(a) of the Original Lease are deleted in their entirety, and except as modified herein, the use of the parking spaces shall be subject to the terms of Article 36 of the Original Lease.

11.                                 Signage.  Effective as of the Substitution Effective Date and subject to the terms of this Section 11, Tenant shall have the right to install one (1) building top sign in a mutually agreeable location on the 3030 Building (the “Exterior Sign”).  Notwithstanding the foregoing, Tenant shall not be entitled to install the Exterior Sign if:  (a) Tenant has previously assigned its interest in the Amended Lease, (b) excepting the sublease of the Baker Subleased Space pursuant to the Baker Sublease, Tenant has previously sublet any portion of the Premises, or (c) Tenant is in default under any monetary or material non-monetary provision of the Amended Lease.  Furthermore, Tenant’s right to install the Exterior Sign is expressly subject to and contingent upon Tenant receiving the approval of and consent to the Exterior Sign from Landlord (which approval and consent shall not be unreasonably withheld) and the City of Seal Beach, California, its architectural review board, any other applicable governmental or quasi-governmental governmental agency and any architectural review committee under the covenants, conditions and restrictions recorded against the Project.  Tenant, at its sole cost and expense, shall obtain all other necessary building permits, zoning, regulatory and other approvals in connection with the Exterior Sign.  All costs of approval, consent, design, installation, supervision of installation, wiring, maintaining, repairing and removing the Exterior Sign will be at Tenant’s sole cost and expense.  Tenant shall submit to Landlord reasonably detailed drawings of its proposed Exterior Sign, including without limitation, the size, material, shape, location, coloring, lettering and method of installation for review and approval by Landlord.  The Exterior Sign shall conform to the Building signage program and the other reasonable standards of design and motif established by Landlord for the exterior of the Building.  The Exterior Sign shall also be subject to (i) Landlord’s prior review and written approval thereof, and (ii) the terms, conditions and restrictions of any recorded covenants, conditions and restrictions encumbering the Project and/or the Building.  Tenant shall reimburse Landlord for any reasonable out-of-pocket costs associated with Landlord’s review and supervision as hereinbefore provided including, but not limited to, engineers and other professional consultants.  Tenant will be solely responsible for any damage to the Exterior Sign and any damage that the installation, maintenance, repair or removal thereof may cause to the Building or the Project.  Tenant agrees upon the expiration date or sooner termination of the Amended Lease, upon Landlord’s request, to remove the Exterior Sign and restore any damage to the Building and the Project at Tenant’s expense.  In addition, Landlord shall have the right to remove the Exterior Sign at Tenant’s sole cost and expense, if, at any time during the Term:  (i) Tenant assigns the

Amended Lease, (ii) excepting the sublease of the Baker Subleased Space pursuant to the Baker Sublease, Tenant sublets any portion of the Premises, or (iii) Tenant is in default under any term or condition of the Amended Lease.  Notwithstanding anything to the contrary contained herein, if Tenant fails to install the Exterior Sign on the Building in accordance with the terms of this Section 11 on or before the eighth (8th) month anniversary of the Substitution Effective Date (the “Outside Exterior Sign Installation Date”), Tenant’s right to erect any such Exterior Sign shall terminate as of the Outside Exterior Sign Installation Date and shall thereupon be deemed null and void and of no further force and effect.

In addition to the foregoing, Landlord and Tenant acknowledge and agree that as of the date of this Amendment, Tenant has existing signage located on the 3010 Building (the “3010 Signage”).  As a condition to Tenant’s right to install the Exterior Sign on the 3030 Building, Tenant shall remove the 3010 Signage and repair any damage to the 3010 Building and the Project at Tenant’s expense no later than the Vacation Date.

12.           Business Hours.  Effective as of the date of this Amendment, the Basic Lease Information of the Lease is revised to provide that “Building Hours” are 7:00 a.m. to 6:00 p.m. on Business Days.

13.                                 Miscellaneous.

A.                                   Tenant represents and warrants to Landlord that neither Tenant nor any guarantor of Tenant’s obligations under the Amended Lease is (a) a party in interest, as defined in Section 3(14) of the of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the AFL-CIO Building Investment Trust (“Trust”), or of any of the plans participating therein, or (b) a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (“Code”), with respect to the Trust or the plans participating therein.  Neither Tenant nor any guarantor of Tenant’s obligations under the Amended Lease shall take any action that would cause the Amended Lease or the exercise by Landlord or the Trust of any rights hereunder, to be a non-exempt prohibited transaction under ERISA.  Notwithstanding any contrary provision of the Amended Lease, Tenant shall not assign the Lease or sublease all or any portion of the Premises unless (i) such assignee or subtenant delivers to Landlord a certification (in form and content satisfactory to Landlord) with respect to the status of such assignee or subtenant (and any guarantor of such assignee’s or subtenant’s obligations) as a party in interest and a disqualified person, as provided above; and (ii) such assignee or subtenant undertakes not to take any action that would cause the Amended Lease or the exercise by Landlord or the Trust of any rights hereunder, to constitute a non-exempt prohibited transaction under ERISA.

Notwithstanding any contrary provision of the Amended Lease, Tenant shall not (a) sublease all or any portion of the Premises under a sublease in which the rent is based on the net income or net profits of any person, or (b) take any other action with respect to the Amended Lease or the Premises such that the revenues to be received by Landlord or the Trust from time to time in connection with the Lease would, as a result of such action, be subject to the Unrelated Business Income Tax under Sections 511 through 514 of the Code.

Tenant agrees that it shall incorporate the requirements of this Section 13(A) in any sublease of all or any part of the Premises (without implying Landlord’s consent thereto).

B.                                     Tenant shall use Union Labor (defined below) for all maintenance, repair, and replacement of the Premises (the “Maintenance Labor Covenant”).  Notwithstanding the foregoing, the Maintenance Labor Covenant shall not apply to (i) the services for installation, operation, maintenance and repair of personal property owned exclusively by Tenant (e.g., computer systems, telephones, and furniture other than modular furniture) or for any of Tenant’s specialized equipment, (ii) a specific item or instance of maintenance, repair or replacement to the extent Union Labor is not available in the market to perform such specific item or instance of maintenance, repair or replacement, and/or (iii) maintenance, repairs and replacements that may be and are self-performed by the existing staff of Tenant without the retention, engagement or hiring of any third party or additional employee.  Tenant shall (a) include the Maintenance Labor Covenant in each of its service contracts, (b) provide such evidence as Landlord may reasonably require, from time to time during the Lease Term, that the Maintenance Labor Covenant is being fully and faithfully observed and Tenant shall include the obligation to provide such evidence in each service contract entered into by Tenant for such services, and (c) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises (without implying Landlord’s consent to same).

In addition to any other conditions contained in the Amended Lease with respect to Tenant making any alterations or improvements, before making any alterations or improvements to the interior or exterior of the Premises, Tenant shall (a) deliver to Landlord evidence satisfactory to Landlord that Tenant shall cause such construction or alteration work (collectively, the “Construction Activities”) to be performed by contractors who employ craft workers who are members of unions that are affiliated with The Building and Construction Trades Department, AFL-CIO (“Union Labor”), and such work shall conform to traditional craft jurisdictions as established in the area (the “Construction Labor Covenant”), (b) include the Construction Labor Covenant in each of its contracts for the Construction Activities, (c) provide such evidence as Landlord may reasonably require, from time to time during the course of the Construction Activities, that the Construction Labor Covenant is being fully  and faithfully observed and Tenant shall include the obligation to provide such evidence in each contract entered into by Tenant for the Construction Activities, and (d) incorporate the foregoing requirements in any sublease, license, or occupancy agreement relating to all or any part of the Premises (without implying Landlord’s consent to same).  Tenant shall require that all contractors and subcontractors, of whatever tier, performing Construction Activities agree to submit all construction jurisdictional disputes (i.e., disputes about which union is the appropriate union to perform a given contract) to final and binding arbitration to the procedures of the jointly administered “Plan for the Settlement of Jurisdictional Disputes in the Construction Industry,” a dispute resolution plan established and administered by The Building and Construction Trades Department, AFL-CIO, and various construction industry employer associations.  If a resolution to a construction-related jurisdictional dispute cannot be obtained through The Building and Construction Trades Department, AFL-CIO, contractors and subcontractors, of whatever tier, Tenant shall agree to submit all such disputes to final and binding arbitration procedures to be administered by the American Arbitration Association (“AAA”) and in conformity with AAA’s Commercial Arbitration Rules, Expedited Procedures, with an arbitrator who is an experienced labor arbitrator and is a member of the National Academy of Arbitration.

C.            This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Substitution Space, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

D.            Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

E.             In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

F.             Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

G.            The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

H.            Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment.  Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment.  Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

BIXBYBIT-BIXBY OFFICE PARK LLC,
a Delaware limited liability company

By:	BixbyBIT Investments, LLC,
a Delaware limited liability company
its sole member

	By:	BLC Ventures I, LLC,
a Delaware limited liability company,
its Managing Member

		By:	Bixby Land Company,
a California corporation,
its Managing Member

			By:	/s/ James Wolford
				Name:	James Wolford

				Title:	CFO

			By:	/s/ Aaron Hill
				Name:	Aaron Hill

				Title:	VP

[Signatures Continue on Following Page]

TENANT:

CLEAN ENERGY,

a California corporation

By:	/s/Andrew J. Littlefair
Name:	Andrew J. Littlefair

Title:	President & CEO

By:	/s/ Richard R. Wheeler
Name:	Richard R. Wheeler

Title:	Chief Financial Officer

CLEAN ENERGY FUELS CORP., a Delaware corporation

By:	/s/Andrew J. Littlefair
Name:	Andrew J. Littlefair

Title:	President & CEO

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

[Attached]

1